COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION,
OR 73 CENTS PER SHARE
Average Loan Growth of $682 Million, or 1 Percent, Compared to First Quarter 2015
and $2.1 Billion, or 5 Percent, Compared to Second Quarter 2014
Revenue Increased 2 Percent Compared to First Quarter 2015
Returned $96 Million to Shareholders Through Equity Buybacks and Increased Dividend
DALLAS/July 17, 2015 -- Comerica Incorporated (NYSE: CMA) today reported second quarter 2015 net income of $135 million, compared to $134 million for the first quarter 2015 and $151 million for the second quarter 2014. Earnings per diluted share were 73 cents for both the second and first quarters of 2015 and 80 cents for the second quarter 2014.

(dollar amounts in millions, except per share data)	2nd Qtr '15		1st Qtr '15	2nd Qtr '14
Net interest income	$421		$413	$416
Provision for credit losses	47		14	11
Noninterest income (a)	261		255	220
Noninterest expenses (a)	436	(b)	459	404
Provision for income taxes	64		61	70

Net income	135		134	151

Net income attributable to common shares	134		132	149

Diluted income per common share	0.73		0.73	0.80

Average diluted shares (in millions)	182		182	186

Basel III common equity Tier 1 capital ratio (c) (d)	10.53%		10.40%	n/a
Tier 1 common capital ratio (c) (e)	n/a		n/a	10.50%
Tangible common equity ratio (e)	9.92		9.97	10.39

(a)
Effective January 1, 2015, contractual changes to a card program resulted in a change to the accounting presentation of the related revenues and expenses. The effect of this change was increases of $44 million to both noninterest income and noninterest expenses in both the second and first quarters of 2015.

(b)	Reflects a $31 million reduction in litigation-related expense.

(c)
Basel III capital rules (standardized approach) became effective for Comerica on January 1, 2015. The ratio reflects transitional treatment for certain regulatory deductions and adjustments. For further information, see "Balance Sheet and Capital Management". Capital ratios for prior periods are based on Basel I rules.

(d)	June 30, 2015 ratio is estimated.

(e)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

"Our second quarter results reflect the advantages of our diverse geographic footprint and industry expertise,” said Ralph W. Babb, Jr., chairman and chief executive officer. "Average loans were up $2.1 billion, or 5 percent, compared to a year ago and were up $682 million, or 1 percent, relative to the first quarter, with increases in most markets and business lines. Relative to the first quarter, average deposits increased $408 million, or 1 percent, with noninterest-bearing deposits up $668 million.
"Revenue was up 2 percent, with growth in both net interest income and fee income in the second quarter. Charge-offs, nonaccruals and criticized loans remained well below normal historical levels. The provision for credit losses increased, primarily as a result of an increase in reserves for energy exposure. Noninterest expenses decreased $23 million to $436 million, primarily due to a decrease in litigation-related expense.
"Our balance sheet is well positioned to benefit as rates rise. We remain focused on the long term with a relationship banking strategy that continues to serve us well."

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 2

Second Quarter 2015 Compared to First Quarter 2015

•
Average total loans increased $682 million, or 1 percent, to $48.8 billion, primarily driven by a $690 million increase in Mortgage Banker Finance, as well as increases in general Middle Market, Private Banking and National Dealer Services, partially offset by decreases of $276 million in Energy and $151 million in Corporate Banking. Average loans increased across all markets except Texas, which decreased as a result of Energy. Period-end total loans increased $669 million, to $49.7 billion.

•
Average total deposits increased $408 million, or 1 percent, to $57.4 billion, primarily driven by an increase in noninterest-bearing deposits of $668 million, across all markets. Period-end total deposits increased $690 million, to $58.3 billion.

•
Net interest income increased $8 million, or 2 percent, to $421 million in the second quarter 2015, compared to $413 million in the first quarter 2015, primarily due to an increase in loan volume and one additional day in the quarter.

•
Net charge-offs were $18 million, or 0.15 percent of average loans, in the second quarter 2015, compared to $8 million, or 0.07 percent, in the first quarter 2015. The provision for credit losses increased to $47 million in the second quarter 2015, primarily as a result of an increase in reserves for energy exposure.

•
Noninterest income increased $6 million in the second quarter 2015, primarily due to an increase in card fees, as well as small increases in several other fee categories, partially offset by a decrease in commercial lending fees.

•
Noninterest expenses decreased $23 million in the second quarter 2015, primarily reflecting a $31 million decrease in litigation-related expense and a seasonal decrease in salaries and benefits expense, partially offset by an increase in outside processing fees.

•	Capital remained solid at June 30, 2015, as evidenced by an estimated common equity Tier 1 capital ratio of 10.53 percent and a tangible common equity ratio of 9.92 percent.

•
The quarterly dividend increased 5 percent, to $0.21 per share in the second quarter 2015, and Comerica repurchased approximately 1.0 million shares of common stock and 500,000 warrants under the equity repurchase program. These equity repurchases, together with dividends, returned $96 million to shareholders.

Second Quarter 2015 Compared to Second Quarter 2014

•	Average total loans increased $2.1 billion, or 5 percent, reflecting increases in almost all lines of business.

•
Average total deposits increased $4.0 billion, or 8 percent, driven by increases in noninterest-bearing deposits of $3.4 billion, or 14 percent, and money market and NOW deposits of $1.4 billion, or 6 percent, partially offset by decreases in other deposit categories. Average deposits increased in all major lines of business and markets.

•	Net interest income increased $5 million, largely due to loan growth, partially offset by an $8 million decrease in accretion on the purchased loan portfolio.

•	The provision for credit losses increased $36 million, primarily as a result of an increase in reserves for energy exposure.

•
Excluding the impact of a change to the accounting presentation for a card program, which increased both noninterest income and noninterest expenses by $44 million in the second quarter 2015, noninterest income decreased $3 million, primarily reflecting increases in fiduciary income, service charges and card fees, which were more than offset by declines in foreign exchange income and several non-fee categories; and noninterest expenses decreased $12 million, largely reflecting a $33 million reduction in litigation-related expenses, partially offset by higher outside processing expenses related to revenue generating activities and an increase in technology-related contract labor expenses.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 3

Net Interest Income

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income	$421	$413	$416

Net interest margin	2.65%	2.64%	2.78%

Selected average balances:
Total earning assets	$63,981	$63,480	$60,148
Total loans	48,833	48,151	46,725
Total investment securities	9,936	9,907	9,364
Federal Reserve Bank deposits	4,968	5,176	3,801

Total deposits	57,398	56,990	53,384
Total noninterest-bearing deposits	27,365	26,697	24,011

•	Net interest income increased $8 million to $421 million in the second quarter 2015, compared to the first quarter 2015.

◦
Interest on loans increased $11 million, primarily reflecting the benefit from an increase in average loan balances (+$5 million), the impact of one additional day in the second quarter (+$4 million) and an increase in yields (+$2 million), in part reflecting an increase in LIBOR rates.

◦
The increase in interest on loans was partially offset by decreases totaling $3 million resulting primarily from lower yields on investment securities, a decrease in average Federal Reserve Bank deposit balances and an increase in interest expense on debt.

•	The net interest margin of 2.65 percent increased 1 basis point compared to the first quarter 2015, primarily due to higher loan yields.
Noninterest Income
Noninterest income increased $6 million in the second quarter 2015, compared to $255 million for the first quarter 2015. The increase primarily reflected a $5 million increase in card fees as well as small increases in service charges on deposit accounts, fiduciary income and brokerage fees, partially offset by a $3 million decrease in commercial lending fees. The increase in card fees primarily reflected increased revenue from merchant payment processing services and interchange. The decrease in commercial lending fees was primarily due to decreases in unused commitment fees and syndication agent fees.
Noninterest Expenses
Noninterest expenses decreased $23 million in the second quarter 2015, compared to $459 million for the first quarter 2015, primarily reflecting a $31 million decrease in litigation-related expenses and a $2 million decrease in salaries and benefits expense, partially offset by an $8 million increase in outside processing fees associated with revenue-generating activities. Related to litigation expense, on July 1, 2015, the Montana Supreme Court issued a ruling favorable to Comerica on a lender liability case, which reversed a jury verdict and sent the case back for a new trial. The decrease in salaries and benefits expense primarily reflected seasonal decreases in payroll taxes and share-based compensation expense, partially offset by an increase in technology-related contract labor expense and the impact on salaries of merit increases and one additional day in the second quarter.
Credit Quality
"Overall, credit quality remained solid.  Net charge-offs continued to be well below normal levels at 15 basis points, or $18 million," said Babb." Net charge-offs related to our energy exposure were nominal. The provision for credit losses increased from a very low level due to an increase in criticized loans related to energy, as well as uncertainty due to continued volatility and the sustained low oil and gas prices. The reserve to total loans ratio increased to 1.24 percent, and the reserve covered nonperforming loans 1.7 times.
"Our Energy customers are generally decreasing their loan commitments and outstandings as they take the necessary actions to adjust to lower energy prices, such as reducing their expenses, disposing of assets, and tapping the capital markets.  On average, loan to values remained stable from the last redetermination.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 4

Over the past 30 years, we have built our energy business with a strategy to withstand the ups and downs of the cycles."

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net loan charge-offs	$18	$8	$9
Net loan charge-offs/Average total loans	0.15%	0.07%	0.08%

Provision for credit losses	$47	$14	$11

Nonperforming loans (a)	361	279	347
Nonperforming assets (NPAs) (a)	370	288	360
NPAs/Total loans and foreclosed property	0.74%	0.59%	0.75%

Loans past due 90 days or more and still accruing	$18	$12	$7

Allowance for loan losses	618	601	591
Allowance for credit losses on lending-related commitments (b)	50	39	42
Total allowance for credit losses	668	640	633

Allowance for loan losses/Period-end total loans	1.24%	1.22%	1.23%
Allowance for loan losses/Nonperforming loans	171	216	170

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•
The provision for credit losses increased to $47 million in the second quarter 2015, primarily reflecting higher reserves for loans related to energy(a) as a result of an increase in criticized loans and the impact of continued volatility and sustained low energy prices. To a lesser extent, Technology and Life Sciences as well as Corporate Banking contributed to the increase in the provision, largely as a result of charge-offs and variability. These increases were partially offset by credit quality improvements in the remainder of the portfolio.

•	Net charge-offs increased $10 million to $18 million, or 0.15 percent of average loans, in the second quarter 2015, compared to $8 million, or 0.07 percent, in the first quarter 2015.

•	During the second quarter 2015, $145 million of borrower relationships over $2 million were transferred to nonaccrual status, of which $100 million were loans related to energy.

•
Criticized loans increased $294 million to $2.4 billion at June 30, 2015, compared to $2.1 billion at March 31, 2015, reflecting an increase of approximately $329 million in criticized loans related to energy.

(a) Loans related to energy at June 30, 2015 included approximately $3.3 billion of outstanding loans in our Energy business line as well as approximately $725 million of loans in other lines of business to companies that have a sizable portion of their revenue related to energy or could be otherwise disproportionately negatively impacted by prolonged low oil and gas prices.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 5

Balance Sheet and Capital Management
Total assets and common shareholders' equity were $69.9 billion and $7.5 billion, respectively, at June 30, 2015, compared to $69.3 billion and $7.5 billion, respectively, at March 31, 2015.
There were approximately 178 million common shares outstanding at June 30, 2015. Share repurchases of $49 million (1.0 million shares) and warrant repurchases of $10 million (500,000 warrants) under the equity repurchase program, combined with dividends of 21 cents per share, returned 71 percent of second quarter 2015 net income to shareholders. Diluted average shares remained stable at 182 million for the second quarter 2015, as an increase in share dilution from options and warrants due to an increase in Comerica's average stock price offset the impact of equity repurchases.
The estimated common equity Tier 1 capital ratio, reflective of transition provisions and excluding accumulated other comprehensive income ("AOCI"), was 10.53 percent at June 30, 2015. Certain deductions and adjustments to regulatory capital began phasing in on January 1, 2015 and will be fully implemented on January 1, 2018. The estimated ratio under fully phased-in Basel III capital rules is not significantly different from the transitional ratio. Comerica's tangible common equity ratio was 9.92 percent at June 30, 2015, a decrease of 5 basis points from March 31, 2015.
Full-Year 2015 Outlook
Management expectations for full-year 2015 compared to full-year 2014, assuming a continuation of the current economic and low-rate environment, are as follows:

•
Average full-year loan growth consistent with 2014, reflecting seasonal declines in Mortgage Banker Finance and National Dealer Services in the second half of the year, a continued decline in Energy, and a sustained focus on pricing and structure discipline.

•
Net interest income relatively stable, assuming no rise in interest rates, reflecting a decrease of about $30 million in purchase accounting accretion, to about $6 million, and the impact of a continuing low rate environment on asset yields, offset by earning asset growth.

•
Provision for credit losses higher, with third and fourth quarter net charge-offs each at levels similar to the second quarter. If energy prices remain low, continued negative migration is possible, which may be offset by lower exposure balances.

•
Noninterest income relatively stable, excluding the impact of the change in accounting presentation for a card program. Stable noninterest income reflects growth in fee income, particularly card fees and fiduciary income, mostly offset by a decline in warrant income and regulatory impacts on letter of credit and derivative income.

•
Noninterest expenses higher, excluding the impact of the change in accounting presentation for a card program, with continued focus on driving efficiencies for the long term. Expenses for the second half of 2015 are expected to be higher than the first half, reflecting three more days in the second half, the impact of merit increases, a ramp-up in the second half of technology and regulatory expenses, as well as higher pension, outside processing and occupancy expenses.

•	Income tax expense to approximate 32 percent of pre-tax income.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at June 30, 2015 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses second quarter 2015 results compared to first quarter 2015.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	2nd Qtr '15		1st Qtr '15		2nd Qtr '14
Business Bank	$182	81%	$189	85%	$197	82%
Retail Bank	18	8	17	8	16	7
Wealth Management	26	11	16	7	25	11
	226	100%	222	100%	238	100%
Finance	(90)		(89)		(91)
Other (a)	(1)		1		4
Total	$135		$134		$151
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income (FTE)	$375	$370	$375
Provision for credit losses	61	25	35
Noninterest income	140	142	100
Noninterest expenses	176	200	143
Net income	182	189	197

Net credit-related charge-offs	22	9	9

Selected average balances:
Assets	39,135	38,654	37,305
Loans	38,109	37,623	36,367
Deposits	30,229	30,143	27,351

•
Average loans increased $486 million, primarily reflecting increases in Mortgage Banker Finance, general Middle Market and National Dealer Services, partially offset by decreases in Energy and Corporate Banking.

•
Average deposits increased $86 million, primarily reflecting increases in Technology and Life Sciences, general Middle Market and Corporate Banking, partially offset by a decrease in Commercial Real Estate.

•
Net interest income increased $5 million, primarily due to the benefit from an increase in average loan balances and one more day in the quarter, partially offset by a lower funds transfer pricing (FTP) crediting rate.

•
The provision for credit losses increased $36 million, reflecting higher reserves for loans related to energy as a result of an increase in criticized loans and the impact of continued volatility and sustained low energy prices. To a lesser extent, Technology and Life Sciences as well as Corporate Banking contributed to the increase in the provision, largely as a result of charge-offs and variability. These increases were partially offset by credit quality improvements in the remainder of the portfolio.

•	Noninterest income decreased $2 million, primarily due to decreases in customer derivative income and commercial lending fees, partially offset by an increase in card fees.

•	Noninterest expenses decreased $24 million, primarily driven by a reduction in litigation-related expense, partially offset by an increase in outside processing fees.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 7

Retail Bank

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income (FTE)	$155	$151	$152
Provision for credit losses	(8)	(8)	(6)
Noninterest income	46	42	41
Noninterest expenses	182	175	174
Net income	18	17	16

Net credit-related charge-offs	1	—	3

Selected average balances:
Assets	6,459	6,368	6,222
Loans	5,770	5,694	5,554
Deposits	22,747	22,404	21,890

•	Average loans increased $76 million, largely due to an increase in Small Business.

•	Average deposits increased $343 million, primarily reflecting an increase in noninterest-bearing deposits.

•	Net interest income increased $4 million, primarily due to an increase in net FTP credits, largely due to the increase in average deposits and the impact of one additional day in the quarter.

•	Noninterest income increased $4 million, due to small increases in several fee categories.

•
Noninterest expenses increased $7 million, primarily reflecting an increase in outside processing fees and salaries expense. Salaries expense increased primarily due to the impact of merit increases and one additional day in the quarter.

Wealth Management

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income (FTE)	$45	$43	$44
Provision for credit losses	(9)	(1)	(10)
Noninterest income	60	58	62
Noninterest expenses	74	77	76
Net income	26	16	25

Net credit-related charge-offs (recoveries)	(5)	(1)	(3)

Selected average balances:
Assets	5,153	5,029	4,987
Loans	4,954	4,834	4,804
Deposits	4,060	3,996	3,616

•	Average loans increased $120 million.

•	Average deposits increased $64 million, primarily reflecting an increase in noninterest-bearing deposits.

•	Net interest income increased $2 million, largely driven by the increase in average loan balances and one additional day in the quarter.

•	The provision for credit losses decreased $8 million, primarily reflecting credit quality improvement.

•	Noninterest income increased $2 million, primarily reflecting the impact of a securities loss in the first quarter which was not repeated.

•	Noninterest expenses decreased $3 million, reflecting small decreases in several categories.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 8

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at June 30, 2015 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	2nd Qtr '15		1st Qtr '15		2nd Qtr '14
Michigan	$98	44%	$73	33%	$77	32%
California	71	31	73	33	63	27
Texas	14	6	32	14	39	16
Other Markets	43	19	44	20	59	25
	226	100%	222	100%	238	100%
Finance & Other (a)	(91)		(88)		(87)
Total	$135		$134		$151
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $236 million in California and $67 million in Michigan (primarily general Middle Market), and decreased $281 million in Texas (primarily Energy). The increase in California was led by Technology and Life Sciences, National Dealer Services and Private Banking.

•
Average deposits increased $438 million in California and decreased $51 million and $4 million in Texas and Michigan, respectively. The increase in California was primarily due to increases in Technology and Life Sciences and general Middle Market, partially offset by a decrease in Commercial Real Estate.

•
Net interest income increased $5 million and $2 million in California and Michigan, respectively, and decreased $1 million in Texas. The increase in California primarily reflected the benefit from an increase in loan balances, while the decrease in Texas was primarily the result of decreased loan balances. Net interest income in all three markets reflected the benefit from one additional day in the quarter.

•
Net charge-offs decreased $5 million in Michigan, and increased $5 million in California and $2 million in Texas. The provision for credit losses decreased $5 million in Michigan and increased $7 million in California and $22 million in Texas. The decrease in Michigan primarily reflected improved credit quality throughout the portfolio. The increase in Texas was driven by higher reserves due to an increase in criticized loans related to energy and the impact of continued volatility and sustained low energy prices, while the increase in California primarily reflected higher reserves in Technology and Life Sciences.

•
Noninterest income increased $5 million in Michigan, remained unchanged in California and decreased $5 million in Texas. The increase in Michigan primarily reflected small increases in several fee categories. The decrease in Texas was primarily due to decreases in commercial lending fees, customer derivative income and foreign exchange income.

•	Noninterest expenses decreased $26 million in Michigan, primarily reflecting a decrease in litigation-related expense, decreased $2 million in Texas and increased $1 million in California.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 9

Michigan Market

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income (FTE)	$179	$177	$182
Provision for credit losses	(13)	(8)	(9)
Noninterest income	85	80	89
Noninterest expenses	128	154	159
Net income	98	73	77

Net credit-related charge-offs (recoveries)	(2)	3	10

Selected average balances:
Assets	13,852	13,736	13,851
Loans	13,290	13,223	13,482
Deposits	21,706	21,710	20,694
California Market

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income (FTE)	$181	$176	$176
Provision for credit losses	4	(3)	14
Noninterest income	37	37	38
Noninterest expenses	100	99	100
Net income	71	73	63

Net credit-related charge-offs	6	1	5

Selected average balances:
Assets	16,696	16,461	15,721
Loans	16,429	16,193	15,439
Deposits	17,275	16,837	15,370
Texas Market

(dollar amounts in millions)	2nd Qtr '15	1st Qtr '15	2nd Qtr '14
Net interest income (FTE)	$130	$131	$137
Provision for credit losses	43	21	22
Noninterest income	31	36	35
Noninterest expenses	94	96	89
Net income	14	32	39

Net credit-related charge-offs	5	3	2

Selected average balances:
Assets	11,878	12,192	11,661
Loans	11,254	11,535	10,966
Deposits	10,959	11,010	10,724

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 10

Conference Call and Webcast
Comerica will host a conference call to review second quarter 2015 financial results at 8 a.m. CT Friday, July 17, 2015. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 61399381). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS SECOND QUARTER 2015 NET INCOME OF $135 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; changes in regulation or oversight; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, including the energy industry; operational difficulties, failure of technology infrastructure or information security incidents; reliance on other companies to provide certain key components of business infrastructure; factors impacting noninterest expenses which are beyond Comerica's control; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; changes in Comerica's credit rating; unfavorable developments concerning credit quality; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Chelsea R. Smith
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in millions, except per share data)	2015	2015	2014	2015	2014
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.73	$0.73	$0.80	$1.46	$1.54
Cash dividends declared	0.21	0.20	0.20	0.41	0.39

Average diluted shares (in thousands)	182,422	182,268	186,108	182,281	186,402
KEY RATIOS
Return on average common shareholders' equity	7.21%	7.20%	8.27%	7.20%	7.97%
Return on average assets	0.79	0.78	0.93	0.78	0.90
Common equity tier 1 risk-based capital ratio (a) (b)	10.53	10.40	n/a
Tier 1 common risk-based capital ratio (c)	n/a	n/a	10.50
Tier 1 risk-based capital ratio (a) (b)	10.53	10.40	10.50
Total risk-based capital ratio (a) (b)	12.53	12.35	12.52
Leverage ratio (a) (b)	10.57	10.53	10.93
Tangible common equity ratio (c)	9.92	9.97	10.39
AVERAGE BALANCES
Commercial loans	$31,788	$31,090	$29,890	$31,442	$29,130
Real estate construction loans	1,807	1,938	1,913	1,872	1,871
Commercial mortgage loans	8,672	8,581	8,749	8,627	8,759
Lease financing	795	797	850	796	849
International loans	1,453	1,512	1,328	1,482	1,315
Residential mortgage loans	1,877	1,856	1,773	1,866	1,749
Consumer loans	2,441	2,377	2,222	2,409	2,232
Total loans	48,833	48,151	46,725	48,494	45,905

Earning assets	63,981	63,480	60,148	63,732	60,033
Total assets	68,963	68,735	64,878	68,852	64,794

Noninterest-bearing deposits	27,365	26,697	24,011	27,033	23,626
Interest-bearing deposits	30,033	30,293	29,373	30,163	29,453
Total deposits	57,398	56,990	53,384	57,196	53,079

Common shareholders' equity	7,512	7,453	7,331	7,482	7,280
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$422	$414	$417	$836	$828
Net interest margin	2.65%	2.64%	2.78%	2.65%	2.78%
CREDIT QUALITY
Total nonperforming assets	$370	$288	$360

Loans past due 90 days or more and still accruing	18	12	7

Net loan charge-offs	18	8	9	$26	$21

Allowance for loan losses	618	601	591
Allowance for credit losses on lending-related commitments	50	39	42
Total allowance for credit losses	668	640	633

Allowance for loan losses as a percentage of total loans	1.24%	1.22%	1.23%
Net loan charge-offs as a percentage of average total loans	0.15	0.07	0.08	0.11%	0.09%
Nonperforming assets as a percentage of total loans and foreclosed property	0.74	0.59	0.75
Allowance for loan losses as a percentage of total nonperforming loans	171	216	170

(a)	Basel III rules became effective on January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	June 30, 2015 ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	June 30,
(in millions, except share data)	2015	2015	2014	2014
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,148	$1,170	$1,026	$1,226

Interest-bearing deposits with banks	4,817	4,792	5,045	2,668
Other short-term investments	119	101	99	109

Investment securities available-for-sale	8,267	8,214	8,116	9,534
Investment securities held-to-maturity	1,952	1,871	1,935	—

Commercial loans	32,723	32,091	31,520	30,986
Real estate construction loans	1,795	1,917	1,955	1,939
Commercial mortgage loans	8,674	8,558	8,604	8,747
Lease financing	786	792	805	822
International loans	1,420	1,433	1,496	1,352
Residential mortgage loans	1,865	1,859	1,831	1,775
Consumer loans	2,478	2,422	2,382	2,261
Total loans	49,741	49,072	48,593	47,882
Less allowance for loan losses	(618)	(601)	(594)	(591)
Net loans	49,123	48,471	47,999	47,291

Premises and equipment	541	531	532	562
Accrued income and other assets	3,978	4,183	4,434	3,933
Total assets	$69,945	$69,333	$69,186	$65,323

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$28,167	$27,394	$27,224	$24,774

Money market and interest-bearing checking deposits	23,786	23,727	23,954	22,555
Savings deposits	1,841	1,817	1,752	1,731
Customer certificates of deposit	4,367	4,497	4,421	4,962
Foreign office time deposits	99	135	135	148
Total interest-bearing deposits	30,093	30,176	30,262	29,396
Total deposits	58,260	57,570	57,486	54,170

Short-term borrowings	56	80	116	176
Accrued expenses and other liabilities	1,265	1,500	1,507	990
Medium- and long-term debt	2,841	2,683	2,675	2,618
Total liabilities	62,422	61,833	61,784	57,954

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141	1,141
Capital surplus	2,158	2,188	2,188	2,175
Accumulated other comprehensive loss	(396)	(370)	(412)	(304)
Retained earnings	6,908	6,841	6,744	6,520
Less cost of common stock in treasury - 49,803,515 shares at 6/30/15, 50,114,399 shares at March 31, 2015, 49,146,225 shares at 12/31/14, and 47,194,492 shares at 6/30/14	(2,288)	(2,300)	(2,259)	(2,163)
Total shareholders' equity	7,523	7,500	7,402	7,369
Total liabilities and shareholders' equity	$69,945	$69,333	$69,186	$65,323

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans	$389	$385	$767	$761
Interest on investment securities	52	53	105	108
Interest on short-term investments	3	3	7	7
Total interest income	444	441	879	876
INTEREST EXPENSE
Interest on deposits	11	11	22	22
Interest on medium- and long-term debt	12	14	23	28
Total interest expense	23	25	45	50
Net interest income	421	416	834	826
Provision for credit losses	47	11	61	20
Net interest income after provision for credit losses	374	405	773	806
NONINTEREST INCOME
Service charges on deposit accounts	56	54	111	108
Fiduciary income	48	45	95	89
Commercial lending fees	22	23	47	43
Card fees	72	22	139	45
Letter of credit fees	13	15	26	29
Bank-owned life insurance	10	11	19	20
Foreign exchange income	9	12	19	21
Brokerage fees	5	4	9	9
Net securities (losses) gains	—	—	(2)	1
Other noninterest income	26	34	53	63
Total noninterest income	261	220	516	428
NONINTEREST EXPENSES
Salaries and benefits expense	251	240	504	487
Net occupancy expense	39	39	77	79
Equipment expense	13	15	26	29
Outside processing fee expense	85	30	162	58
Software expense	24	25	47	47
Litigation-related expense	(30)	3	(29)	6
FDIC insurance expense	9	8	18	16
Advertising expense	6	5	12	11
Other noninterest expenses	39	39	78	77
Total noninterest expenses	436	404	895	810
Income before income taxes	199	221	394	424
Provision for income taxes	64	70	125	134
NET INCOME	135	151	269	290
Less income allocated to participating securities	1	2	3	4
Net income attributable to common shares	$134	$149	$266	$286
Earnings per common share:
Basic	$0.76	$0.83	$1.51	$1.59
Diluted	0.73	0.80	1.46	1.54

Comprehensive income	109	172	285	377

Cash dividends declared on common stock	37	36	73	71
Cash dividends declared per common share	0.21	0.20	0.41	0.39

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Second	First	Fourth	Third	Second	Second Quarter 2015 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	First Quarter 2015		Second Quarter 2014
(in millions, except per share data)	2015	2015	2014	2014	2014	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$389	$378	$383	$381	$385	$11	3%	$4	1%
Interest on investment securities	52	53	51	52	53	(1)	(1)	(1)	(2)
Interest on short-term investments	3	4	4	3	3	(1)	(9)	—	—
Total interest income	444	435	438	436	441	9	2	3	1
INTEREST EXPENSE
Interest on deposits	11	11	12	11	11	—	—	—	—
Interest on medium- and long-term debt	12	11	11	11	14	1	5	(2)	(8)
Total interest expense	23	22	23	22	25	1	2	(2)	(5)
Net interest income	421	413	415	414	416	8	2	5	1
Provision for credit losses	47	14	2	5	11	33	n/m	36	n/m
Net interest income after provision for credit losses	374	399	413	409	405	(25)	(6)	(31)	(8)
NONINTEREST INCOME
Service charges on deposit accounts	56	55	53	54	54	1	3	2	4
Fiduciary income	48	47	47	44	45	1	1	3	6
Commercial lending fees	22	25	29	26	23	(3)	(9)	(1)	(3)
Card fees	72	67	24	23	22	5	7	50	n/m
Letter of credit fees	13	13	14	14	15	—	—	(2)	(8)
Bank-owned life insurance	10	9	8	11	11	1	5	(1)	(10)
Foreign exchange income	9	10	10	9	12	(1)	(11)	(3)	(24)
Brokerage fees	5	4	4	4	4	1	5	1	9
Net securities (losses) gains	—	(2)	—	(1)	—	2	66	—	—
Other noninterest income	26	27	36	31	34	(1)	(4)	(8)	(24)
Total noninterest income	261	255	225	215	220	6	2	41	18
NONINTEREST EXPENSES
Salaries and benefits expense	251	253	245	248	240	(2)	(1)	11	5
Net occupancy expense	39	38	46	46	39	1	3	—	—
Equipment expense	13	13	14	14	15	—	—	(2)	(12)
Outside processing fee expense	85	77	33	31	30	8	12	55	n/m
Software expense	24	23	23	25	25	1	1	(1)	(3)
Litigation-related expense	(30)	1	—	(2)	3	(31)	n/m	(33)	n/m
FDIC insurance expense	9	9	8	9	8	—	—	1	7
Advertising expense	6	6	7	5	5	—	—	1	—
Gain on debt redemption	—	—	—	(32)	—	—	—	—	—
Other noninterest expenses	39	39	43	53	39	—	—	—	—
Total noninterest expenses	436	459	419	397	404	(23)	(5)	32	8
Income before income taxes	199	195	219	227	221	4	3	(22)	(10)
Provision for income taxes	64	61	70	73	70	3	6	(6)	(8)
NET INCOME	135	134	149	154	151	1	1	(16)	(11)
Less income allocated to participating securities	1	2	1	2	2	(1)	—	(1)	—
Net income attributable to common shares	$134	$132	$148	$152	$149	$2	1%	$(15)	(11)%
Earnings per common share:
Basic	$0.76	$0.75	$0.83	$0.85	$0.83	$0.01	1%	$(0.07)	(8)%
Diluted	0.73	0.73	0.80	0.82	0.80	—	—	(0.07)	(9)

Comprehensive income	109	176	54	141	172	(67)	(38)	(63)	(37)

Cash dividends declared on common stock	37	36	36	36	36	1	5	1	3
Cash dividends declared per common share	0.21	0.20	0.20	0.20	0.20	0.01	5	0.01	5
n/m - not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2015		2014
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$601	$594	$592	$591	$594

Loan charge-offs:
Commercial	22	19	8	13	19
Commercial mortgage	2	—	2	7	5
Lease financing	1	—	—	—	—
International	6	2	6	—	—
Residential mortgage	1	—	1	1	—
Consumer	3	2	3	3	4
Total loan charge-offs	35	23	20	24	28

Recoveries on loans previously charged-off:
Commercial	10	9	6	6	11
Real estate construction	1	—	2	1	1
Commercial mortgage	5	3	10	12	3
Residential mortgage	—	1	—	1	3
Consumer	1	2	1	1	1
Total recoveries	17	15	19	21	19
Net loan charge-offs	18	8	1	3	9
Provision for loan losses	35	16	4	4	6
Foreign currency translation adjustment	—	(1)	(1)	—	—
Balance at end of period	$618	$601	$594	$592	$591

Allowance for loan losses as a percentage of total loans	1.24%	1.22%	1.22%	1.24%	1.23%

Net loan charge-offs as a percentage of average total loans	0.15	0.07	0.01	0.03	0.08

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2015		2014
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$39	$41	$43	$42	$37
Less: Charge-offs on lending-related commitments (a)	1	—	—	—	—
Add: Provision for credit losses on lending-related commitments	12	(2)	(2)	1	5
Balance at end of period	$50	$39	$41	$43	$42

Unfunded lending-related commitments sold	$12	$1	$—	$9	$—

(a)	Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2015		2014
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$186	$113	$109	$93	$72
Real estate construction	1	1	2	18	19
Commercial mortgage	77	82	95	144	156
Lease financing	11	—	—	—	—
International	9	1	—	—	—
Total nonaccrual business loans	284	197	206	255	247
Retail loans:
Residential mortgage	35	37	36	42	45
Consumer:
Home equity	29	31	30	31	32
Other consumer	1	1	1	1	2
Total consumer	30	32	31	32	34
Total nonaccrual retail loans	65	69	67	74	79
Total nonaccrual loans	349	266	273	329	326
Reduced-rate loans	12	13	17	17	21
Total nonperforming loans (a)	361	279	290	346	347
Foreclosed property	9	9	10	11	13
Total nonperforming assets (a)	$370	$288	$300	$357	$360

Nonperforming loans as a percentage of total loans	0.72%	0.57%	0.60%	0.73%	0.73%
Nonperforming assets as a percentage of total loans and foreclosed property	0.74	0.59	0.62	0.75	0.75
Allowance for loan losses as a percentage of total nonperforming loans	171	216	205	171	170
Loans past due 90 days or more and still accruing	$18	$12	$5	$13	$7

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$266	$273	$329	$326	$317
Loans transferred to nonaccrual (b)	145	39	41	54	53
Nonaccrual business loan gross charge-offs (c)	(31)	(21)	(16)	(20)	(24)
Loans transferred to accrual status (b)	—	(4)	(18)	—	—
Nonaccrual business loans sold (d)	(1)	(2)	(24)	(3)	(6)
Payments/Other (e)	(30)	(19)	(39)	(28)	(14)
Nonaccrual loans at end of period	$349	$266	$273	$329	$326
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$31	$21	$16	$20	$24
Consumer and residential mortgage loans	4	2	4	4	4
Total gross loan charge-offs	$35	$23	$20	$24	$28
(d) Analysis of loans sold:
Nonaccrual business loans	$1	$2	$24	$3	$6
Performing criticized loans	—	7	5	—	8
Total criticized loans sold	$1	$9	$29	$3	$14
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Six Months Ended
	June 30, 2015			June 30, 2014
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,442	$478	3.06%	$29,130	$453	3.13%
Real estate construction loans	1,872	32	3.43	1,871	32	3.42
Commercial mortgage loans	8,627	146	3.41	8,759	170	3.92
Lease financing	796	12	3.12	849	16	3.66
International loans	1,482	27	3.69	1,315	24	3.66
Residential mortgage loans	1,866	35	3.77	1,749	33	3.84
Consumer loans	2,409	39	3.23	2,232	35	3.19
Total loans (a)	48,494	769	3.19	45,905	763	3.35

Mortgage-backed securities (b)	9,064	100	2.24	8,954	107	2.39
Other investment securities	858	5	1.13	369	1	0.44
Total investment securities (b)	9,922	105	2.15	9,323	108	2.31

Interest-bearing deposits with banks	5,216	7	0.25	4,695	7	0.26
Other short-term investments	100	—	0.75	110	—	0.63
Total earning assets	63,732	881	2.79	60,033	878	2.94

Cash and due from banks	1,034			917
Allowance for loan losses	(607)			(602)
Accrued income and other assets	4,693			4,446
Total assets	$68,852			$64,794

Money market and interest-bearing checking deposits	$23,809	13	0.11	$22,279	12	0.11
Savings deposits	1,810	—	0.02	1,721	—	0.03
Customer certificates of deposit	4,423	8	0.37	5,075	9	0.36
Foreign office time deposits	121	1	1.36	378	1	0.52
Total interest-bearing deposits	30,163	22	0.14	29,453	22	0.15

Short-term borrowings	94	—	0.05	198	—	0.03
Medium- and long-term debt	2,675	23	1.78	3,270	28	1.64
Total interest-bearing sources	32,932	45	0.28	32,921	50	0.30

Noninterest-bearing deposits	27,033			23,626
Accrued expenses and other liabilities	1,405			967
Total shareholders' equity	7,482			7,280
Total liabilities and shareholders' equity	$68,852			$64,794

Net interest income/rate spread (FTE)		$836	2.51		$828	2.64

FTE adjustment		$2			$2

Impact of net noninterest-bearing sources of funds			0.14			0.14
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.65%			2.78%
(a) Accretion of the purchase discount on the acquired loan portfolio of $4 million and $22 million in the six months ended June 30, 2015 and 2014, respectively, increased the net interest margin by 1 basis point and 7 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,788	$244	3.07%	$31,090	$234	3.06%	$29,890	$231	3.10%
Real estate construction loans	1,807	16	3.51	1,938	16	3.36	1,913	16	3.44
Commercial mortgage loans	8,672	73	3.38	8,581	73	3.44	8,749	85	3.88
Lease financing	795	6	3.19	797	6	3.05	850	7	3.26
International loans	1,453	13	3.68	1,512	14	3.71	1,328	12	3.64
Residential mortgage loans	1,877	18	3.78	1,856	17	3.76	1,773	17	3.82
Consumer loans	2,441	20	3.25	2,377	19	3.21	2,222	18	3.22
Total loans (a)	48,833	390	3.20	48,151	379	3.19	46,725	386	3.31

Mortgage-backed securities (b)	9,057	49	2.23	9,071	51	2.26	8,996	53	2.35
Other investment securities	879	3	1.16	836	2	1.10	368	—	0.46
Total investment securities (b)	9,936	52	2.13	9,907	53	2.16	9,364	53	2.28

Interest-bearing deposits with banks	5,110	3	0.25	5,323	4	0.26	3,949	3	0.25
Other short-term investments	102	—	0.42	99	—	1.11	110	—	0.61
Total earning assets	63,981	445	2.79	63,480	436	2.78	60,148	442	2.95

Cash and due from banks	1,041			1,027			921
Allowance for loan losses	(613)			(601)			(602)
Accrued income and other assets	4,554			4,829			4,411
Total assets	$68,963			$68,735			$64,878

Money market and interest-bearing checking deposits	$23,659	6	0.11	$23,960	6	0.11	$22,296	6	0.10
Savings deposits	1,834	—	0.02	1,786	—	0.03	1,742	—	0.03
Customer certificates of deposit	4,422	4	0.37	4,423	4	0.37	5,041	5	0.36
Foreign office time deposits	118	1	1.26	124	1	1.46	294	—	0.68
Total interest-bearing deposits	30,033	11	0.14	30,293	11	0.15	29,373	11	0.15

Short-term borrowings	78	—	0.04	110	—	0.06	210	—	0.03
Medium- and long-term debt	2,661	12	1.83	2,686	11	1.73	2,998	14	1.77
Total interest-bearing sources	32,772	23	0.28	33,089	22	0.27	32,581	25	0.30

Noninterest-bearing deposits	27,365			26,697			24,011
Accrued expenses and other liabilities	1,314			1,496			955
Total shareholders' equity	7,512			7,453			7,331
Total liabilities and shareholders' equity	$68,963			$68,735			$64,878

Net interest income/rate spread (FTE)		$422	2.51		$414	2.51		$417	2.65

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.14			0.13			0.13
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.65%			2.64%			2.78%
(a) Accretion of the purchase discount on the acquired loan portfolio of $2 million, $2 million and $10 million in the second quarter 2015, the first quarter 2015 and the second quarter 2014, respectively, increased the net interest margin by 1 basis point, 2 basis points and 7 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(in millions, except per share data)	2015	2015	2014	2014	2014

Commercial loans:
Floor plan	$3,840	$3,544	$3,790	$3,183	$3,576
Other	28,883	28,547	27,730	27,576	27,410
Total commercial loans	32,723	32,091	31,520	30,759	30,986
Real estate construction loans	1,795	1,917	1,955	1,992	1,939
Commercial mortgage loans	8,674	8,558	8,604	8,603	8,747
Lease financing	786	792	805	805	822
International loans	1,420	1,433	1,496	1,429	1,352
Residential mortgage loans	1,865	1,859	1,831	1,797	1,775
Consumer loans:
Home equity	1,682	1,678	1,658	1,634	1,574
Other consumer	796	744	724	689	687
Total consumer loans	2,478	2,422	2,382	2,323	2,261
Total loans	$49,741	$49,072	$48,593	$47,708	$47,882

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	11	12	13	14	14
Other intangibles	4	3	2	1	1

Common equity tier 1 capital (a) (b)	7,280	7,230	n/a	n/a	n/a
Tier 1 common capital (c)	n/a	n/a	7,169	7,105	7,027
Risk-weighted assets (a) (b)	69,145	69,514	68,273	67,106	66,911

Common equity tier 1 risk-based capital ratio (a) (b)	10.53%	10.40%	n/a	n/a	n/a
Tier 1 common risk-based capital ratio (c)	n/a	n/a	10.50%	10.59%	10.50%
Tier 1 risk-based capital ratio (a) (b)	10.53	10.40	10.50	10.59	10.50
Total risk-based capital ratio (a) (b)	12.53	12.35	12.51	12.83	12.52
Leverage ratio (a) (b)	10.57	10.53	10.35	10.79	10.93
Tangible common equity ratio (c)	9.92	9.97	9.85	9.94	10.39

Common shareholders' equity per share of common stock	$42.18	$42.12	$41.35	$41.26	$40.72
Tangible common equity per share of common stock (c)	38.53	38.47	37.72	37.65	37.12
Market value per share for the quarter:
High	53.45	47.94	50.14	52.72	52.60
Low	44.38	40.09	42.73	48.33	45.34
Close	51.32	45.13	46.84	49.86	50.16

Quarterly ratios:
Return on average common shareholders' equity	7.21%	7.20%	7.96%	8.29%	8.27%
Return on average assets	0.79	0.78	0.86	0.93	0.93
Efficiency ratio (d)	63.68	68.50	65.26	62.87	63.35

Number of banking centers	477	482	481	481	481

Number of employees - full time equivalent	8,901	8,831	8,876	8,913	8,901

(a)	Basel III rules became effective January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	June 30, 2015 amounts and ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.

(d)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).
n/a - not applicable.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	June 30,	December 31,	June 30,
(in millions, except share data)	2015	2014	2014

ASSETS
Cash and due from subsidiary bank	$7	$—	$5
Short-term investments with subsidiary bank	861	1,133	796
Other short-term investments	94	94	96
Investment in subsidiaries, principally banks	7,500	7,411	7,369
Premises and equipment	2	2	2
Other assets	122	138	217
Total assets	$8,586	$8,778	$8,485

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$903	$1,208	$958
Other liabilities	160	168	158
Total liabilities	1,063	1,376	1,116

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,158	2,188	2,175
Accumulated other comprehensive loss	(396)	(412)	(304)
Retained earnings	6,908	6,744	6,520
Less cost of common stock in treasury - 49,803,515 shares at 6/30/15, 49,146,225 shares at 12/31/14 and 47,194,492 shares at 6/30/14	(2,288)	(2,259)	(2,163)
Total shareholders' equity	7,523	7,402	7,369
Total liabilities and shareholders' equity	$8,586	$8,778	$8,485

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	290	—	290
Other comprehensive income, net of tax	—	—	—	87	—	—	87
Cash dividends declared on common stock ($0.39 per share)	—	—	—	—	(71)	—	(71)
Purchase of common stock	(3.0)	—	—	—	—	(141)	(141)
Net issuance of common stock under employee stock plans	1.6	—	(25)	—	(17)	74	32
Share-based compensation	—	—	22	—	—	—	22
Other	—	—	(1)	—	—	1	—
BALANCE AT JUNE 30, 2014	180.9	$1,141	$2,175	$(304)	$6,520	$(2,163)	$7,369

BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402
Net income	—	—	—	—	269	—	269
Other comprehensive income, net of tax	—	—	—	16	—	—	16
Cash dividends declared on common stock ($0.41 per share)	—	—	—	—	(73)	—	(73)
Purchase of common stock	(2.5)	—	—	—	—	(115)	(115)
Purchase and retirement of warrants	—	—	(10)	—	—	—	(10)
Net issuance of common stock under employee stock plans	0.9	—	(23)	—	(10)	43	10
Net issuance of common stock for warrants	1.0	—	(21)	—	(22)	43	—
Share-based compensation	—	—	24	—	—	—	24
BALANCE AT JUNE 30, 2015	178.4	$1,141	$2,158	$(396)	$6,908	$(2,288)	$7,523

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended June 30, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$375	$155	$45	$(155)	$2	$422
Provision for credit losses	61	(8)	(9)	—	3	47
Noninterest income	140	46	60	14	1	261
Noninterest expenses	176	182	74	3	1	436
Provision (benefit) for income taxes (FTE)	96	9	14	(54)	—	65
Net income (loss)	$182	$18	$26	$(90)	$(1)	$135
Net loan charge-offs (recoveries)	$22	$1	$(5)	$—	$—	$18

Selected average balances:
Assets	$39,135	$6,459	$5,153	$11,721	$6,495	$68,963
Loans	38,109	5,770	4,954	—	—	48,833
Deposits	30,229	22,747	4,060	93	269	57,398

Statistical data:
Return on average assets (a)	1.87%	0.30%	2.01%	N/M	N/M	0.79%
Efficiency ratio (b)	34.19	89.88	70.27	N/M	N/M	63.68

	Business	Retail	Wealth
Three Months Ended March 31, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$370	$151	$43	$(152)	$2	$414
Provision for credit losses	25	(8)	(1)	—	(2)	14
Noninterest income	142	42	58	12	1	255
Noninterest expenses	200	175	77	2	5	459
Provision (benefit) for income taxes (FTE)	98	9	9	(53)	(1)	62
Net income (loss)	$189	$17	$16	$(89)	$1	$134
Net loan charge-offs (recoveries)	$9	$—	$(1)	$—	$—	$8

Selected average balances:
Assets	$38,654	$6,368	$5,029	$12,137	$6,547	$68,735
Loans	37,623	5,694	4,834	—	—	48,151
Deposits	30,143	22,404	3,996	170	277	56,990

Statistical data:
Return on average assets (a)	1.95%	0.30%	1.29%	N/M	N/M	0.78%
Efficiency ratio (b)	39.20	90.57	74.58	N/M	N/M	68.55

	Business	Retail	Wealth
Three Months Ended June 30, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$375	$152	$44	$(160)	6	$417
Provision for credit losses	35	(6)	(10)	—	(8)	11
Noninterest income	100	41	62	15	2	220
Noninterest expenses	143	174	76	2	9	404
Provision (benefit) for income taxes (FTE)	100	9	15	(56)	3	71
Net income (loss)	$197	$16	$25	$(91)	$4	$151
Net loan charge-offs (recoveries)	$9	$3	$(3)	$—	$—	$9

Selected average balances:
Assets	$37,305	$6,222	$4,987	$11,055	$5,309	$64,878
Loans	36,367	5,554	4,804	—	—	46,725
Deposits	27,351	21,890	3,616	258	269	53,384

Statistical data:
Return on average assets (a)	2.11%	0.29%	2.02%	N/M	N/M	0.93%
Efficiency ratio (b)	30.07	90.06	72.11	N/M	N/M	63.35
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended June 30, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$179	$181	$130	$85	$(153)	$422
Provision for credit losses	(13)	4	43	10	3	47
Noninterest income	85	37	31	93	15	261
Noninterest expenses	128	100	94	110	4	436
Provision (benefit) for income taxes (FTE)	51	43	10	15	(54)	65
Net income (loss)	$98	$71	$14	$43	$(91)	$135
Net loan charge-offs (recoveries)	$(2)	$6	$5	$9	$—	$18

Selected average balances:
Assets	$13,852	$16,696	$11,878	$8,321	$18,216	$68,963
Loans	13,290	16,429	11,254	7,860	—	48,833
Deposits	21,706	17,275	10,959	7,096	362	57,398

Statistical data:
Return on average assets (a)	1.73%	1.54%	0.46%	2.05%	N/M	0.79%
Efficiency ratio (b)	48.21	46.04	58.20	61.45	N/M	63.68

				Other	Finance
Three Months Ended March 31, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$177	$176	$131	$80	$(150)	$414
Provision for credit losses	(8)	(3)	21	6	(2)	14
Noninterest income	80	37	36	89	13	255
Noninterest expenses	154	99	96	103	7	459
Provision (benefit) for income taxes (FTE)	38	44	18	16	(54)	62
Net income (loss)	$73	$73	$32	$44	$(88)	$134
Net loan charge-offs	$3	$1	$3	$1	$—	$8

Selected average balances:
Assets	$13,736	$16,461	$12,192	$7,662	$18,684	$68,735
Loans	13,223	16,193	11,535	7,200	—	48,151
Deposits	21,710	16,837	11,010	6,986	447	56,990

Statistical data:
Return on average assets (a)	1.30%	1.63%	1.01%	2.26%	N/M	0.78%
Efficiency ratio (b)	60.23	46.36	57.43	61.45	N/M	68.55

				Other	Finance
Three Months Ended June 30, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$182	$176	$137	$76	$(154)	$417
Provision for credit losses	(9)	14	22	(8)	(8)	11
Noninterest income	89	38	35	41	17	220
Noninterest expenses	159	100	89	45	11	404
Provision (benefit) for income taxes (FTE)	44	37	22	21	(53)	71
Net income (loss)	$77	$63	$39	$59	$(87)	$151
Net loan charge-offs (recoveries)	$10	$5	$2	$(8)	$—	$9

Selected average balances:
Assets	$13,851	$15,721	$11,661	$7,281	$16,364	$64,878
Loans	13,482	15,439	10,966	6,838	—	46,725
Deposits	20,694	15,370	10,724	6,069	527	53,384

Statistical data:
Return on average assets (a)	1.42%	1.54%	1.30%	3.28%	N/M	0.93%
Efficiency ratio (b)	58.67	46.64	51.67	38.73	N/M	63.35
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollar amounts in millions)	2015	2015	2014	2014	2014

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a)	n/a	n/a	$7,169	$7,105	$7,027

Risk-weighted assets (a)	n/a	n/a	68,269	67,102	66,909

Tier 1 and Tier 1 common risk-based capital ratio	n/a	n/a	10.50%	10.59%	10.50%

Tangible Common Equity Ratio:
Common shareholders' equity	$7,523	$7,500	$7,402	$7,433	$7,369
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	15	15	15
Tangible common equity	$6,873	$6,850	$6,752	$6,783	$6,719

Total assets	$69,945	$69,333	$69,186	$68,883	$65,323
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	15	15	15
Tangible assets	$69,295	$68,683	$68,536	$68,233	$64,673

Common equity ratio	10.76%	10.82%	10.70%	10.79%	11.28%
Tangible common equity ratio	9.92	9.97	9.85	9.94	10.39

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,523	$7,500	$7,402	$7,433	$7,369
Tangible common equity	6,873	6,850	6,752	6,783	6,719

Shares of common stock outstanding (in millions)	178	178	179	180	181

Common shareholders' equity per share of common stock	$42.18	$42.12	$41.35	$41.26	$40.72
Tangible common equity per share of common stock	38.53	38.47	37.72	37.65	37.12
(a) Tier 1 capital and risk-weighted assets as defined by Basel I risk-based capital rules.
n/a - not applicable.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with Basel I risk-based capital rules in effect through December 31, 2014. Effective January 1, 2015, regulatory capital components and risk-weighted assets are defined by and calculated in conformity with Basel III risk-based capital rules. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.